Exhibit 99.1

Farmland Partners Inc. Reports Results for the Quarter and Year Ended December 31, 2015 and Announces Operating Revenues of $13.8 million and $0.45 AFFO Per Share for 2015 — Increases of 226% and 101%, Respectively, over 2014

DENVER, March 14, 2016 /PRNewswire/ - Farmland Partners Inc. (NYSE: FPI) (the “Company”) today reported financial results for the quarter and year ended December 31, 2015.

Fourth Quarter and Full Year Highlights

•                  2015 operating revenues were $13.8 million as compared to 2014 operating revenues of $4.2 million, an increase of 226%

•                  2015 net income was $1.7 million as compared to a net loss of $0.7 million in 2014, an increase of $2.4 million

•                  2015 Adjusted Funds from Operations (“AFFO”) was $5.8 million as compared to 2014 AFFO of $1.3 million, an increase of 354%

•                  2015 Adjusted EBITDA was $10.4 million as compared to 2014 Adjusted EBITDA of $2.7 million, an increase of 294%

•                  Reported AFFO per diluted weighted average share of $0.12 for the fourth quarter and $0.45 for year ended December 31, 2015

•                  Closed on $143.4 million of farm acquisitions totaling 27,782 acres during 2015

•                  On July 21, 2015, the Company completed an underwritten public offering of 3,360,000 shares of common stock at a price per share of $11.00 for net proceeds of $34.6 million

•                  Transferred the listing of common stock from the NYSE MKT to the New York Stock Exchange (“NYSE”)

•                  Launched the FPI Loan Program to provide loans to farmers secured by land

•                  Declared a dividend of $0.1275 per share ($0.51 annualized) for each of the last three quarters of 2015, representing a 10% increase over the first quarter dividend

“In 2015, we effectively doubled our portfolio by closing on nearly 28,000 acres and, in November, putting under contract the 22,100 acres near Paris, Illinois, which recently closed,” said Paul Pittman, CEO of the Company. “By entering into four new states, acquiring our first permanent crop farm, increasing our tenant base, and starting other initiatives such as the FPI Loan Program and the volume purchasing program, we continued a growth trajectory that we believe has made us one of the largest landowners in the United States, while also diversifying our holdings and offering programs that support our farmers.”

Other Recent Highlights

On March 3, 2016, the Company announced that it had closed its previously announced acquisition of 118 farms totaling over 22,100 acres near Paris, Illinois for total consideration of $50.0 million in cash, 2,608,695 common units of limited partnership interest in the Company’s operating partnership (“OP Units”), and $117 million in newly classified preferred OP Units. The common OP Units issued were valued at $11.50 per share, resulting in total consideration of $197 million.

The Company has entered into lease agreements with 18 tenants, 14 of whom were tenants of the prior owners. With the addition of these new operators and farms, the Company now has 72 tenants across 258 farms, including five tenants on five farms currently under contract.

First Quarter 2016 Dividend Declaration

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.1275 per share to be paid on April 15, 2016 to stockholders of record at close of business on April 1, 2016. The annualized dividend of $0.51 per share represents an annual distribution rate of 4.75% based on the Company’s closing stock price on Monday, March 14, 2016.

Investment Activity

In the fourth quarter of 2015, the Company completed nine acquisitions in five states as follows:

•                  One farm in Illinois totaling 78 acres for a purchase price of $0.8 million

•                  Two farms in Nebraska totaling 240 acres for an aggregate purchase price of $2.0 million

•                  Three farms in Georgia totaling 1,367 acres for an aggregate purchase price of $4.9 million

•                  Three farms in Colorado and Kansas totaling 1,388 acres for an aggregate purchase price of $2.2 million

In addition, in the fourth quarter of 2015, the Company entered into contracts for the acquisition of 121 farms in Georgia, Michigan, Texas, and Illinois totaling 25,057 acres for an aggregate purchase price of $205.9 million, all of which closed subsequent to December 31, 2015.

The Company also entered into contracts in the fourth quarter of 2015 for the acquisition of two farms in Louisiana and Mississippi totaling 8,024 acres for an aggregate purchase price of $34.1 million, both of which are expected to close in the first half of 2016.

Furthermore, subsequent to December 31, 2015, the Company entered into contracts for the acquisition of two farms in Georgia and Illinois totaling 248 acres for an aggregate purchase price of $1.0 million, both of which have since closed, and three farms in Illinois and Georgia totaling 567 acres for an aggregate purchase price of $2.2 million, all of which are expected to close in the first quarter of 2016.

Balance Sheet and Financing Activity

As of December 31, 2015, the Company had total gross outstanding debt of $187.2 million.

On March 14, 2016, the Company received from MetLife Agricultural Investments (“MetLife”) commitments in the total aggregate amount of $127 million for mortgage loans secured by farmland. MetLife’s loan commitments are subject to customary conditions, and expire between May 24, 2016 and June 14, 2016. The Company intends to use proceeds from these loans to refinance existing debt, to acquire new properties, and for general corporate purposes. The Company can provide no assurances that it will enter into a loan with MetLife on the terms it currently anticipates, or at all.

AFFO and Adjusted EBITDA

AFFO was $2.0 million for the fourth quarter of 2015, as compared to $0.3 million for the fourth quarter of 2014, and $5.8 million for the year ended December 31, 2015, as compared to $1.3 million for the year ended December 31, 2014. AFFO per diluted weighted average share was $0.12 for the fourth quarter of 2015 and $0.45 for the year ended December 31, 2015, as compared to $0.04 for the fourth quarter of 2014 and $0.22 for the year ended December 31, 2014.

Adjusted EBITDA was $3.3 million for the fourth quarter of 2015, as compared to $0.8 million for the fourth quarter of 2014, and $10.4 million for the year ended December 31, 2015, as compared to $2.7 million for the year ended December 31, 2014.

See “Non-GAAP Financial Measures” for complete definitions of AFFO and Adjusted EBITDA and the financial tables accompanying this press release for reconciliations of net income to AFFO and Adjusted EBITDA.

Operating Results

The Company owns or has under contract 258 farms in Arkansas, Colorado, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, Texas and Virginia totaling approximately 108,163 acres, including 123 farms totaling 25,305 acres acquired subsequent to December 31, 2015 and five farms totaling 8,591 acres under contract.

The majority of the Company’s leases provide for a fixed cash rent payment. Tenant leases on acquired farms generally require the tenant to pay the Company rent for the entire initial year regardless of the date of acquisition, if the acquisition is closed prior to, or shortly after, planting of crops. If the acquisition is closed later in the year, the Company typically receives a partial rent payment or no rent payment at all.

The Company recorded rental income of $4.7 million and net income of $0.9 million for the three months ended December 31, 2015, as compared to rental income of $1.4 million and a net loss of $0.3 million for the same period in 2014. The Company recorded rental income of $13.5 million and net income of $1.7 million for the year ended December 31, 2015, as compared to rental income of $4.0 million and a net loss of $0.7 million for 2014.

Total rental income increased $9.6 million or, 241.2%, for the year ended December 31, 2015, as compared to the year ended December 31, 2014. Cash rental income for the same-property portfolio decreased $18,807, or 0.7%, for the year ended December 31, 2015, as compared to the year ended December 31, 2014, as a result of average annual rent for the same-property portfolio decreasing to $357 per acre in 2015 from $360 per acre in 2014. The Company can provide no assurances that crop yields and prices will reach expected levels or that the Company will obtain the rents it anticipates.

2016 Rents

As of March 14, 2016, the Company’s portfolio included 258 farms totaling approximately 108,163 acres, including five farms totaling 8,591 under contract, with projected 2016 annual rent of approximately $21.3 million. The projected 2016 annual rent includes approximately $1.8 million under variable rent leases, which is management’s estimate based on the historical productivity of those farms and regional crop price projections, an estimated $0.4 million for leases that are currently under negotiation, and $0.2 million in internal leases.

Conference Call Information

The Company has scheduled a conference call on Tuesday, March 15, 2016 at 11:00 a.m. (Eastern Time) to discuss its financial results for the fourth quarter and year ended December 31, 2015 and provide a company update. The conference call can be accessed live over the phone toll-free by dialing (866) 262-6804, or for international callers, (412) 902-4107. Participants can reference the Farmland Partners Inc. Fourth Quarter and Fiscal Year 2015 Earnings Call. The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.farmlandpartners.com, along with a supplemental presentation that will be presented during the conference call.

A replay of the conference call will be available beginning March 15, 2016 at 1:00 p.m. (Eastern Time) until March 29, 2016 at 11:59 p.m. (Eastern Time), by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International); passcode:

10082368. A replay of the webcast will also be accessible on the Investor Relations section of the Company’s website for a limited time following the event.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate. The Company’s portfolio is comprised of 258 farms with an aggregate of 108,163 acres (including five farms totaling 8,591 acres under contract) in Arkansas, Colorado, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, Texas and Virginia. The Company elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.

IPO and Formation Transactions

Due to the timing of the IPO and the formation transactions, the results of operations for the year ended December 31, 2014 reflect the results of operations of the Company’s predecessor combined with the Company for the period prior to April 16, 2014, and the Company’s consolidated results for the period from April 16, 2014 through December 31, 2014.

Forward-Looking Statements

This press release includes “forward-looking statements,” including, without limitation, statements with respect to proposed acquisitions, financing activities, crop yields and prices and 2016 annual rents. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: general volatility of the capital markets and the market price of the Company’s common stock, changes in the Company’s business strategy, availability, terms and deployment of capital, the Company’s ability to refinance existing indebtedness at or prior to maturity on favorable terms, or at all, availability of qualified personnel, changes in the Company’s industry, interest rates or the general economy, adverse developments related to crop yields or crop prices, the degree and nature of the Company’s competition, the timing, price or amount of repurchases, if any, under the Company’s share repurchase program, the ability to consummate acquisitions under contract and the other factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, and our other filings with the Securities and Exchange Commission.  Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Farmland Partners Inc.

Combined Consolidated Balance Sheets

as of December 31, 2015 and 2014

	December 31,
	2015	2014
ASSETS
Land, at cost	$290,827,559	$152,294,899
Grain facilities	4,830,059	2,650,607
Groundwater	6,332,784	5,004,942
Irrigation improvements	11,909,097	5,188,459
Drainage improvements	1,640,999	783,475
Permanent plantings	1,168,493	—
Other	912,889	570,574
Construction in progress	286,488	—
Real estate, at cost	317,908,368	166,492,956
Less accumulated depreciation	(1,670,530)	(777,469)
Total real estate, net	316,237,838	165,715,487
Deposits	764,695	419,548
Cash	23,514,296	33,736,166
Notes and interest receivable, net	2,811,566	—
Deferred offering costs	267,253	—
Accounts receivable, net	703,269	336,919
Accounts receivable, related party	—	182,763
Inventory	248,597	—
Other	406,771	267,431
TOTAL ASSETS	$344,954,285	$200,658,314

LIABILITIES AND EQUITY
LIABILITIES
Mortgage notes and bonds payable, net	$187,074,041	$113,513,407
Dividends payable	2,059,886	1,122,504
Accrued interest	681,494	238,933
Accrued property taxes	764,542	241,221
Deferred revenue	4,853,837	1,364,737
Accrued expenses	1,292,430	651,672
Total liabilities	196,726,230	117,132,474

Commitments and contingencies

Redeemable non-controlling interest in operating partnership	9,694,453	—

EQUITY
Common stock, $0.01 par value, 500,000,000 shares authorized; 11,978,675 shares issued and outstanding at December 31, 2015, and 7,731,755 shares issued and outstanding at December 31, 2014	117,634	75,175
Additional paid in capital	114,783,088	68,980,437
Retained earnings (deficit)	659,022	(568,192)
Cumulative dividends	(7,188,295)	(2,130,218)
Non-controlling interests in operating partnership	30,162,153	17,168,638
Total equity	138,533,602	83,525,840
TOTAL LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST IN OPERATING PARTNERSHIP AND EQUITY	$344,954,285	$200,658,314

Farmland Partners Inc.

Combined Consolidated Statements of Operations

For the three months and years ended December 31, 2015 and 2014

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
OPERATING REVENUES:
Rental income	$4,682,147	$1,444,276	$13,547,681	$3,970,461
Tenant reimbursements	(137,605)	58,754	135,297	247,664
Other revenue	55,243	(19,008)	73,169	—
Total operating revenues	4,599,785	1,484,022	13,756,147	4,218,125

OPERATING EXPENSES
Depreciation and depletion	279,928	119,104	893,309	328,576
Property operating expenses	306,133	74,045	1,103,658	248,643
Acquisition and due diligence costs	80,510	89,771	259,978	193,296
General and administrative expenses	1,216,497	809,163	4,192,125	2,275,426
Legal and accounting	443,708	372,147	1,090,340	615,339
Total operating expenses	2,326,776	1,464,230	7,539,410	3,661,280
OPERATING INCOME	2,273,009	19,792	6,216,737	556,845

OTHER (INCOME) EXPENSE:
Other income	—	(144,020)	(98,366)	(144,020)
Interest expense	1,384,340	462,836	4,616,434	1,372,162
Total other expense	1,384,340	318,816	4,518,068	1,228,142

Net income (loss) before income tax expense	888,669	(299,024)	1,698,669	(671,297)

State income tax expense	5,551	—	9,951	—

NET INCOME (LOSS)	883,118	(299,024)	1,688,718	(671,297)

Net (income) loss attributable to non-controlling interest in operating partnership	(181,663)	61,464	(359,643)	103,105
Net income attributable to redeemable non-controlling interest in operating partnership	(48,744)	—	(101,861)	—

Net income (loss) attributable to the Company	$652,711	$(237,560)	$1,227,214	$(568,192)

Nonforfeitable distributions allocated to unvested restricted shares	(18,487)	—	(80,422)	(69,856)
Distributions on redeemable non-controlling interests in operating partnership	(112,674)	(24,856)	(338,024)	—

Net income (loss) available to common stockholders of Farmland Partners Inc.	$521,550	$(262,416)	$808,768	$(638,048)

Basic and diluted per common share data:
Basic net income (loss) available to common stockholders	$0.04	$(0.03)	$0.08	$(0.15)
Diluted net income (loss) available to common stockholders	$0.04	$(0.03)	$0.08	$(0.15)
Distributions declared per common share	$0.1275	$0.1160	$0.4985	$0.3300
Basic weighted average common shares outstanding	11,833,677	7,517,472	9,618,714	4,264,906
Diluted weighted average common shares outstanding	11,851,263	7,517,452	9,628,651	4,264,906

Farmland Partners Inc.

Reconciliation of Non-GAAP Measures

For the three months and years ended December 31, 2015 and 2014

	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014
Net income (loss)	$883,118	$(299,024)	$1,688,718	$(671,297)
Depreciation and depletion	279,928	119,104	893,309	328,576
FFO	1,163,046	(179,920)	2,582,027	(342,721)

Crop year adjusted revenue	303,394	35,114	1,769,887	566,760
Stock based compensation	233,099	234,080	941,802	680,540
Indirect equity offering costs	24,000	—	34,000	—
Real estate acquisition related audit fees	146,600	160,000	233,600	185,000
Real estate related acquisition and due diligence costs	80,510	89,771	259,978	193,296
AFFO	$1,950,649	$339,045	$5,821,294	$1,282,875

AFFO per diluted weighted average share data:

AFFO common shares, fully diluted	16,158,332	9,676,755	13,060,278	5,797,110
U.S. GAAP income (loss) per share	$0.04	$(0.05)	$0.08	$(0.15)
Income available to redeemable non-controlling interest and non-controlling interest in Operating Partnership	0.02	0.02	0.05	0.03
Depreciation and depletion	0.02	0.01	0.07	0.06
Crop year adjusted revenue	0.02	0.01	0.14	0.10
Stock based compensation	0.01	0.02	0.07	0.12
Indirect equity offering costs	—	—	—	—
Real estate acquisition related audit fees	0.01	0.02	0.02	0.03
Real estate related acquisition and due diligence costs	—	0.01	0.02	0.03
AFFO per share, fully diluted	$0.12	$0.04	$0.45	$0.22

	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014

Net income (loss)	$883,118	$(299,024)	$1,688,718	$(671,297)
Interest expense	1,384,340	462,836	4,616,434	1,372,162
Income tax expense	5,551	—	9,951	—
Depreciation and depletion	279,928	119,104	893,309	328,576
EBITDA	$2,552,937	$282,916	$7,208,412	$1,029,441

Crop year adjusted revenue	303,394	35,114	1,769,887	566,760
Stock based compensation	233,099	234,080	941,802	680,540
Indirect equity offering costs	24,000	—	34,000	—
Real estate acquisition related audit fees	146,600	160,000	233,600	185,000
Real estate related acquisition and due diligence costs	80,510	89,771	259,978	193,296
Adjusted EBITDA	$3,340,540	$801,881	$10,447,679	$2,655,037

Non-GAAP Financial Measures

The Company considers the following non-GAAP measures as useful to investors as key supplemental measures of its performance: FFO, AFFO, EBITDA and Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as a measure of the Company’s operating performance. FFO, AFFO, EBITDA and Adjusted EBITDA, as calculated by the Company, may not be comparable to other companies that do not define such terms exactly as the Company.

FFO

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, plus real estate related depreciation, depletion and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Management presents FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from sales of depreciable operating properties, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO.

AFFO

The Company calculates AFFO by adjusting FFO to exclude the income and expenses that the Company believes are not reflective of the sustainability of the Company’s ongoing operating performance, including, but not limited to, crop year adjusted revenue, real estate related acquisition and due diligence costs and stock-based compensation.

Changes in GAAP accounting and reporting rules that were put in effect after the establishment of NAREIT’s definition of FFO in 1999 result in the inclusion of a number of items in FFO that do not correlate with the sustainability of the Company’s operating performance.  Therefore, in addition to FFO, the Company presents AFFO and AFFO per share, fully diluted, both of which are non-GAAP measures. Management considers AFFO a useful supplemental performance metric for investors as it is more indicative of the Company’s operational performance than FFO. AFFO is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of the Company’s operating performance. Even AFFO, however, does not properly capture the timing of cash receipts, especially in connection with full-year rent payments under lease agreements entered into in connection with newly acquired farms. Management considers AFFO per share, fully diluted to be a supplemental metric to GAAP earnings per share. AFFO per share, fully diluted provides additional insight into how the Company’s operating performance could be allocated to potential shares outstanding at a specific point in time. Management believes that AFFO is a widely recognized measure of the operations of REITs, and presenting AFFO will enable investors to assess the Company’s performance in comparison to other REITs. However, other REITs may use different methodologies for calculating AFFO and AFFO per share, fully diluted and, accordingly, the Company’s AFFO and AFFO per share, fully diluted may not always be comparable to AFFO and AFFO per share amounts calculated by other REITs. AFFO and AFFO per share, fully diluted should not be considered as an alternative to net income (loss) or earnings per share (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to net income (loss) earnings per share (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

EBITDA and Adjusted EBITDA

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is a key financial measure used to evaluate the Company’s operating performance but should not be construed as an alternative to operating income, cash flows from operating activities or net income, in each case as determined in accordance with GAAP. The Company believes that EBITDA is a standard performance measure commonly reported and widely used by analysts and investors in the Company’s industry. However, while EBITDA is a performance measure widely used across several industries, the Company does not believe that it correctly captures the Company’s business operating performance because it includes non-cash expenses and recurring adjustments that are necessary to better understand the Company’s business operating performance. Therefore, in addition to EBITDA, management uses Adjusted EBITDA, a non-GAAP measure.

The Company calculates Adjusted EBITDA by adjusting EBITDA for certain items such as crop year adjusted revenue, stock-based compensation and real estate related acquisition and due diligence costs that the Company considers necessary to understand its operating performance. The Company believes that Adjusted EBITDA provides useful supplemental information to investors regarding the Company’s ongoing operating performance that, when considered with net income and EBITDA, is beneficial to an investor’s understanding of the Company’s operating performance. However, EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.